Exhibit 99.1

AAON ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

AAON Executive Chairman, Norman H. Asbjornson, retiring after nearly 34 years of service

Mr. Asbjornson to remain a member of the AAON Board of Directors

TULSA, OK, April 22, 2022 – AAON, Inc. (NASDAQ-AAON) announced today that Norman H. Asbjornson, Director, Executive Chairman and Founder of AAON, Inc. (the “Company”), intends to retire from his position of Executive Chairman effective May 12, 2022, and will continue to serve as a member of the Company’s Board of Directors. In addition, Mr. Asbjornson will continue to assist the Company in a consulting and advisory role until May 2024.

Mr. Asbjornson said, “It has been an extraordinary privilege to be an employee of this remarkable company for nearly 34 years, and an even greater privilege to serve alongside all of the dedicated team members who have elevated AAON to its current position as an industry leader. I am truly humbled by all that AAON has achieved to date, and remain as confident as ever that our best days are yet to come.”

Gary Fields, AAON CEO and President, commented, “Today’s announcement marks a significant milestone for Norm and AAON, and is the culmination of long-term succession planning efforts. We are well positioned to continue to execute on our strategic objectives and consider ourselves fortunate to be able to continue to pull from Norm’s wealth of experience and company knowledge. On behalf of all AAON team members, please join me in congratulating Norm on his very well-deserved retirement.”

Mr. Asbjornson concluded, “I look forward to my continued involvement with AAON as a member of the Board of Directors and through a consulting and advisory role. I have complete confidence that AAON will continue to innovate and thrive under the leadership team headed by Gary.”

About AAON
AAON, Inc. engaged in the engineering, manufacturing, marketing, and sale of premium air conditioning and heating equipment consisting of standard, semi-custom, and custom rooftop units, data center cooling solutions, cleanroom systems, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils, and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com